Exhibit 2.1

 Execution Copy

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of March 21, 2018 (the “Agreement”), by and among Sigma Designs, Inc., a California corporation (“Parent”), Sigma Designs Technology Singapore Pte. Limited, a Singapore limited company (“Asia Seller”), Sigma Designs Technology Netherlands B.V., a Netherlands company (“Netherlands Seller”), Sigma International Limited, a Cayman company (“Cayman Seller” and together with Parent, Asia Seller and Netherlands Seller, collectively and each a “Seller”) and V-Silicon International, Inc., a Cayman Islands corporation (“V-Silicon Cayman”) and V-Silicon, Inc., a Delaware corporation (“V-Silicon US,” and together with V-Silicon Cayman, collectively and each a “Buyer”).

WHEREAS, Seller desires to sell the Purchased Assets and transfer the Assumed Liabilities to Buyer, and Buyer desires to purchase the Purchased Assets and assume the Assumed Liabilities, as described herein (the “Transaction”).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1     Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1, or as defined elsewhere in this Agreement.

“Business” means Seller’s business of designing, developing, manufacturing, marketing, selling, distributing, refurbishing, and servicing Video Processing SOCs and related software inside DTVs and STBs.

“Bill of Sale” means the Bill of Sale in the form attached hereto as Exhibit B.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

“DTVs” means any device that satisfies all of the following requirements: (i) it has a Video Display, (ii) it has audio capability, and (iii) it adapts analog or digital video signals for the purpose of display on the Video Display integrated therein.

“Excluded Assets” means all assets not explicitly included as a Purchased Asset. Excluded Assets shall include (a) all cash and cash equivalents of the International Subsidiaries as of the Closing not otherwise reflected in Net Working Capital, (b) all assets that are related to the Seller’s retained business (including Z-Wave and Mobile IoT), including but not limited to any of the Purchased Assets (as such term is defined in the Agreement and Plan of Merger, dated December 7, 2017, by and among Silicon Laboratories Inc., Seguin Merger Subsidiary, Inc., and Parent, and (c) the specified asset set forth on Schedule 1.1(a).

“Excluded Liabilities” means (a) any litigation by Parent’s stockholders (in their capacity as such) against Parent’s board of directors, (b) Liabilities related to the terminations of Parent’s employees (including those providing services to the Business) by Parent or its direct or indirect subsidiaries, including the shut-down of the facilities used in connection with the Business, and (c) Liabilities related to the matters set forth on Schedule 1.1(c) (Excluded Liabilities).

“Governmental Authority” means any foreign or domestic federal, state or local government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“International Subsidiaries” means Sigma Designs Technology Netherlands B.V.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether accrued or fixed, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, vested or unvested, known or unknown, joint or several, executory, determined, determinable, whether due or to become due, whether or not the same is required to be accrued on the financial statement of such Person.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance in respect of such property or asset, other than any Permitted Lien.

“Material Adverse Effect” means, with respect to (a) the Business, any event, change or effect (collectively, a “Change”) that, considered with all Changes, has had or would be reasonably expected to have, a material adverse effect on (i) the Assumed Liabilities, Purchased Assets or the Business, taken as a whole, or (ii) the ability of the Sellers to consummate the Transaction, provided, however, that a Change shall not be deemed a Material Adverse Effect or considered in determining whether there has occurred (or would reasonably be expected to occur) a Material Adverse Effect, if such Change results from (A) general economic, regulatory or political conditions; (B) conditions generally affecting the industries in which Parent or the Sellers operate, including the demand for Video Processing SOCs and related software inside DTVs and STBs; (C) any Change caused by the announcement, pendency or performance of this Agreement or the identity of Buyer as the buyer of the Business; (D) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or natural disasters in any locations where the Sellers conduct material business operations; (E) the failure of the Parent or the Sellers to meet internal or external financial expectations, forecasts or projections; (F) changes in trading volume or a decline in the Parent’s stock price; (G) any actions taken or failure to take action, in each case, which (1) is required by the terms of this Agreement or (2) which Buyer has approved, consented to or requested, or the failure to take or avoid any such action as a result of any failure to so approve, consent or request, in each case in writing and in compliance with the terms of this Agreement; (H) general financial, credit or capital market conditions, including interest rates or exchange rates; (I) any Changes resulting from a change in any legal requirement or U.S. GAAP or any other applicable accounting regulations or principles after the date hereof; or (J) any class action litigation with respect to alleged breach of fiduciary duties of the Parent’s board of directors in connection with the Transaction and (b) with respect to Buyer, any event, occurrence, condition, state of facts, circumstances, change or effect that would reasonably be expected to prevent or delay or impair the ability of Buyer to consummate the transactions contemplated hereby.

“Net Working Capital” means the net working capital of the Business (with respect to the following elements, to the extent included in the Purchased Assets or the Assumed Liabilities), calculated by subtracting (a) the sum of the amounts as of the close of business on the applicable date for the liability line items and the general ledger accounts shown on the Sample Closing Statement for the Business, from (b) the sum of the amounts as of the close of business on the applicable date for the asset line items and general ledger accounts shown on the Sample Closing Statement for the Business; provided, however, that all such amounts shall be adjusted, if necessary, to exclude all amounts to the extent related to any Excluded Assets or Excluded Liabilities. To the extent a Purchased Asset or an Assumed Liability exists as of the Closing and is of the nature that is or was required to be included in the Net Working Capital based on the principles described herein and on the Sample Closing Statement, any such Purchased Asset and Assumed Liability not so included in the Estimated Net Working Capital and identified within 90 days from the Closing shall be so included in the Closing Net Working Capital, subject to the terms set forth in Section 2.5 below. The Net Working Capital shall include all Purchased Assets and Assumed Liabilities required to be set forth on such statement in accordance with U.S. generally accepted accounting principles.

“Permitted Lien” shall mean: (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens; (ii) Liens for taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings; (iii) defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters; (iv) zoning, building and other similar codes and regulations; (v) statutory Liens for amounts not yet delinquent to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; or (vi) deposits or pledges made in connection with, or to secure payment of, workers compensation, unemployment insurance or similar programs mandated by applicable law.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, other business entity, or Governmental Entity.

“Purchased Assets” means those assets set forth on Exhibit A, attached hereto. The term Purchased Assets shall not include the Excluded Assets.

“Purchase Price” means an amount equal to US$5,000,000.

“STBs” means any device, without an integrated Video Display, that relays or adapts video and audio signals for the purpose of displaying on a video display (such as a TV) and the components designed for use in such devices and is marketed and sold to purchasers as a set-top box.

“Target Net Working Capital” means US$2,500,000.

“Transaction Documents” means this Agreement, the Bill of Sale and the Transition Services Agreement.

“Transition Services Agreement” means the Transition Services Agreement in the form attached hereto as Exhibit C.

“Video Display” means a display that is designed for the viewing of video content for content consumption purposes (and not, for example, solely to present functional information about the status or control of such device).

“Video Processing SOCs” means a video processing system-on-a-chip for a DTV or STB.

ARTICLE 2

PURCHASE AND SALE

2.1     Purchase and Sale of the Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Purchased Assets. For clarity, at the Closing, (i) V-Silicon Cayman shall purchase from Cayman Seller all of the Purchased Assets held by the Cayman Seller; (ii) V-Silicon US shall purchase from Parent all of the Purchased Assets held by Parent; and (iii) to the extent any Purchased Assets are held by any subsidiaries of Parent other than Cayman Seller, Seller shall cause such subsidiaries to transfer such Purchased Assets to V-Silicon Cayman. The parties hereby agree that all intangible personal property included in the Purchased Assets, including without limitation software and technology and all intellectual property rights will be made available to Buyer by electronic means only. For the avoidance of doubt, no tangible media transferred by Seller to Buyer hereunder shall contain any software or technology of Seller purchased hereunder.

2.2     Closing Date. The closing of the purchase and sale of the Purchased Assets (the “Closing”) will take place, as soon as all the closing conditions have been met or waived in writing by the parties, or at such other place, date and time as the parties mutually agree. The date upon which the Closing occurs is herein referred to as the “Closing Date.”

2.3     Purchase Price. At the Closing, Buyer shall pay to Seller an amount equal to the Purchase Price (subject to the Closing Adjustment as provided in Section 2.5(a)) by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer. If the Estimated Net Working Capital balance results in a downward adjustment to the Purchase Price of more than $5.0 million, then Seller shall pay such net amount to Buyer by wire transfer of immediately available funds to an account of Buyer designated in writing by Buyer to Seller.

2.4     Closing Deliverables. At the Closing, Seller shall deliver to Buyer (i) the Bill of Sale conveying all of Seller’s right, title and interest in and to the Purchased Assets and (ii) an executed copy of each of the other Transaction Documents. At the Closing, Buyer shall deliver to Seller an executed copy of each of the Transaction Documents.

2.5     Working Capital Purchase Price Adjustment.

(a)     Closing Adjustment.

i.     Schedule 2.5 (Working Capital) sets forth a calculation of the Target Working Capital (the “Sample Closing Statement”), including the asset and liability line items.

ii.    At least two business days before the Closing, Seller shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Net Working Capital (the “Estimated Net Working Capital”), a calculation of Estimated Net Working Capital (the “Estimated Net Working Capital Statement”), and a certificate of an officer of Parent that the Estimated Net Working Capital Statement was prepared in accordance with the principles set forth in the definition of Net Working Capital.

iii.    The “Closing Adjustment” shall be an amount equal to the Estimated Net Working Capital minus the Target Net Working Capital. If the Closing Adjustment is a positive number, the Purchase Price shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Purchase Price shall be reduced by the amount of the Closing Adjustment.

(b)     Post-Closing Adjustment.

i.     Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Net Working Capital (“Closing Net Working Capital”), a calculation of Closing Net Working Capital (the “Closing Net Working Capital Statement”) and a certificate of an officer of Buyer that the Closing Net Working Capital Statement was prepared in accordance with the principles set forth in the definition of Net Working Capital. If Buyer does not deliver such statement by such deadline then the Estimated Net Working Capital Statement shall become the Closing Net Working Capital Statement (which statement shall remain subject to examination and objection by Seller in accordance with Section 2.5(c)).

ii.     The post-closing adjustment shall be an amount equal to the Closing Net Working Capital minus the Estimated Closing Net Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller shall pay such amount to Buyer.

(c)     Examination and Review.

i.     Examination. After receipt of the Closing Net Working Capital Statement, Seller shall have 30 days (the “Review Period”) to review the Closing Net Working Capital Statement. During the Review Period, Seller and Seller’s accountants shall have full access to the books and records of the Business, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Closing Net Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Net Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Net Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Business.

ii.     Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Net Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Net Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Net Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Net Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

iii.     Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants selected by Seller, subject to Buyer’s reasonable approval, other than Seller’s accountants or Buyer’s accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Net Working Capital Statement. If Buyer and Seller are unable to agree upon the Independent Accountants within ten days, then the Independent Accountants shall be BDO USA LLP. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Net Working Capital Statement and the Statement of Objections, respectively.

iv.     Fees of the Independent Accountants. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

v.     Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Net Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto. Notwithstanding anything to the contrary herein (including Article 12 of this Agreement), the procedure set forth herein shall be the sole method of resolving any matter that could have been resolved pursuant to this Section 2.5.

vi.     Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five business days of acceptance of the applicable Closing Net Working Capital Statement or (y) if there are Disputed Amounts, then within five business days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be.

(d)     Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.5 shall be treated as an adjustment to the Purchase Price by the parties for tax purposes, unless otherwise required by Applicable Law.

2.6     Liabilities of Seller. Buyer hereby assumes all Liabilities of or relating to the Business whether arising before, after or concurrently with the Closing, whether known or unknown and whether or not included in the Estimated Net Working Capital (collectively, “Assumed Liabilities”), except for the Excluded Liabilities. The enumeration of any particular Liability shall not limit the breadth of the foregoing. For the avoidance of doubt, the Assumed Liabilities expressly include (a) all Liabilities related to the matters set forth on the Schedule 2.6(a) (Certain Specified Matters), (b) all Liabilities to customers, suppliers, manufacturers, licensors and licensees related to the Business other than with respect to a Default Liability (as defined on Schedule 1.1(c)). This assumption of Liability is much broader than the customary assumption of liabilities in an asset purchase transaction and represents the principle source of value being provided by Buyer to Seller under this Agreement. The term Assumed Liabilities shall exclude the Excluded Liabilities.

2.7     Payments to Seller. Within 10 days of written request from Seller to Buyer, Buyer shall pay Seller (i) the portion of any and local real estate and personal property taxes paid by Seller or any of its direct or indirect subsidiaries in respect of the Purchased Assets in respect of any period following the Closing, and (ii) the expenses incurred by Seller or any of its direct or indirect subsidiaries (including any payments paid to third parties to obtain any contents) in connection with obtaining any consents required to transfer the Third Party Licenses; provided, that Buyer has consented to such payment in writing; provided, further, that if Buyer does not consent to any such payment, Seller shall have no obligation to transfer any Third Party License related to such payment.

2.8     Purchase Price Allocation. No later than 90 days after the date on which the Purchase Price is finally determined pursuant to Section 2.5, Seller shall deliver to Buyer a proposed allocation of the Purchase Price (as finally determined pursuant to Section 2.5) and any other items that are treated as additional consideration for tax purposes to Seller as of the Closing Date determined in a manner consistent with Section 1060 of the Code, the Treasury Regulations promulgated thereunder and any other applicable provision of state, local or foreign law (“Seller’s Allocation”). If Buyer disagrees with Seller’s Allocation, Buyer may, within 30 days after delivery of Seller’s Allocation, deliver a notice (the “Buyer’s Allocation Notice”) to Seller to such effect, specifying those items as to which Buyer disagrees and setting forth Buyer’s proposed allocation. Seller and Buyer shall, during the 20 days following such timely delivery of Buyer’s Allocation Notice, use reasonable best efforts to reach agreement on the disputed items or amounts to determine the allocation of the Purchase Price (as finally determined pursuant to Section 2.5) and any other items that are treated as additional consideration for tax purposes to Seller. If Seller and Buyer are unable to reach such agreement, they shall promptly thereafter cause the Independent Accountants to resolve any remaining disputes. The allocation, as prepared by Seller if no Buyer’s Allocation Notice has been given, as adjusted pursuant to any agreement between Seller and Buyer or as determined by the Independent Accountants (the “Allocation”) shall be conclusive and binding on the parties to this Agreement. None of Seller, Buyer or any of their respective affiliates shall take any position inconsistent with the Allocation on any tax return or in any tax proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign law).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the date hereof that the statements contained in this Article III are true and correct.

3.1    Organization. Each Seller and each International Subsidiary is an entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each Seller has all requisite corporate power and authority to execute, deliver, and perform this Agreement.

3.2     Due Authorization. All corporate action on behalf of each Seller necessary for the authorization, execution, delivery, and performance of all obligations of such Seller under this Agreement has been taken. This Agreement has been duly executed and delivered by each Seller and, assuming due authorization, execution and delivery by Buyer, constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

3.3    Capitalization of International Subsidiaries. One or more Sellers owns all of the outstanding equity interests in each International Subsidiary (the “Shares”). All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are free and clear of all Liens. There are no outstanding options, warrants, commitments, preemptive rights, or similar commitments of any kind to which Seller or any International Subsidiary is a party relating to the issuance of any equity interests in any International Subsidiary.

3.4     Title to Property and Assets. One or more Sellers has valid title to the Purchased Assets or a valid leasehold interest in all its leasehold estates included in the Purchased Assets, in each case free and clear of all Liens. For the avoidance of doubt, nothing in this Section 3.4 or otherwise in this Agreement shall constitute a representation or warranty by any Seller with respect to the infringement of intellectual property rights of any party or of the sufficiency of the Purchased Assets to operate the Business.

3.5     Taxes. Each International Subsidiary has filed all tax returns that are required to have been filed with appropriate Governmental Authorities. All such returns and reports were true and correct in all material respects at the time made. Each International Subsidiary has timely paid, or has had timely paid on its behalf, all taxes required to be paid and has withheld or collected all taxes required to have been withheld or collected by such International Subsidiary and, to the extent required by law, paid over such taxes to the appropriate tax authorities.

3.6     Solvency. After giving effect to the transactions contemplated by this Agreement, Seller shall be able to pay its debts as they become due and shall own property that has a fair saleable value greater than the amounts required to pay its debts. After giving effect to the transactions contemplated by this Agreement, Seller shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Seller or Buyer

3.7     Brokers or Finders. Buyer will not incur, directly or indirectly, as a result of any action taken by Seller or its affiliates, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that each statement contained in this Article IV is true and correct as of the date hereof.

4.1    Organization. V-Silicon, Inc. is a corporation duly organized, validly existing and in good standing under the laws of State of Delaware. V-Silicon International, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands. Buyer has all requisite corporate power and authority to execute, deliver, and perform this Agreement.

4.2     Due Authorization. Buyer has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by Buyer of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

4.3    Financial Capability. Buyer has sufficient funds to perform the obligations of Buyer contemplated by this Agreement, including the discharge of the Assumed Liabilities.

4.4     Solvency. After giving effect to the transactions contemplated by this Agreement, Buyer shall be able to pay its debts as they become due and shall own property that has a fair saleable value greater than the amounts required to pay its debts, including the Assumed Liabilities (including a reasonable estimate of the amount of all contingent Liabilities). After giving effect to the transactions contemplated by this Agreement, Buyer shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Seller or Buyer.

4.5     Brokers or Finders. Seller will not incur, directly or indirectly, as a result of any action taken by Buyer or its affiliates, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

ARTICLE 5

COVENANTS

5.1    Conduct of the Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms set forth in Article 8 of this Agreement or the Closing Date, the Seller agrees that the Seller shall use reasonable commercial efforts to maintain the value of the Business as it exists as of the date hereof.

5.2     Further Assurances. Subject to the terms of this Agreement, each of Buyer and Seller shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the transactions contemplated hereby, including the transfer of the International Subsidiaries. Buyer and Seller agree to, and will cause their affiliates to, use best efforts to take any and all actions necessary to avoid, eliminate, and resolve any and all impediments under any law that may be asserted by any Governmental Authority or any other Person with respect to the Transaction contemplated by this Agreement and to obtain all consents, approvals, and waivers under any law that may be required by any Governmental Authority to enable the parties to close the Transaction as promptly as practicable. Each party shall cooperate with and promptly furnish information to the other party necessary in connection with any requirements imposed on such other party by this Agreement or applicable law in connection with the consummation of the transactions contemplated hereby.

5.3     Headquarters and Shanghai Leases. The leaseholds for Seller’s Fremont office and Shanghai office shall transfer to Buyer at the Closing as an Assumed Liability. Pursuant to the Transition Services Agreement, Parent and/or Seller shall be entitled to use of a portion of the premises under the Fremont and Shanghai leases for the payment set forth therein.

5.4     Terminated Employees. Seller shall be responsible for all accrued paid-time off, severance, retention bonuses and other employee expenses resulting from this Transaction or the termination of such employees (the “Terminated Employees Amount”). For the avoidance of doubt, the Assumed Liabilities shall not include the Terminated Employees Amount.

5.5     Business Employees. Seller shall reasonably assist Buyer in the hiring of the employees identified by Buyer who are providing service to the Business.

5.6     Location Shutdown and Transfer Costs. Seller shall be responsible for shutting down the facilities used in the Business located in France, the Netherlands, Vietnam, and Shenzen (the “Location Shutdown”). Seller shall bear all costs in connection with the Location Shutdown. Additionally, Seller shall bear all costs associated with the transfer of ownership of the International Subsidiaries to Buyer (other than Buyer’s transaction expenses in connection with the Transaction). For the avoidance of doubt, the Assumed Liabilities shall not include the costs related to the Location Shutdown and transfer of the International Subsidiaries.

5.7     Consents. Notwithstanding anything to the contrary herein, if any rights of Seller under the contracts, leases, licenses or other agreements to be transferred to Buyer pursuant to this Agreement cannot be transferred to Buyer without the consent of a third party, those rights shall not be transferred under this Agreement (but the Purchase Price and Assumed Liabilities shall not be affected by such lack of transfer). Seller and Buyer shall use commercially reasonable efforts for a period of 90 days following the Closing to obtain any such third party consent. All costs associated with such consent shall be borne by Buyer and any Liabilities associated with any failure to obtain such consent shall constitute Assumed Liabilities provided that Buyer has agreed to pay such costs in writing; provided, further, that if Buyer does not consent to any such payment, Seller shall have no obligation to transfer any contract, lease, license or other agreement related to such payment. Schedule 5.7 includes a list of material contracts used in the conduct of Business which require the consent of the counterparty for the transfer of such contract.

5.8    Intercompany Liabilities. To the extent that Seller or any of its direct or indirect subsidiaries has any Liability to any International Subsidiary as of immediately prior to the Closing, such Liability shall be deemed to be waived and forever released as of immediately following the Closing.

5.9     Transfer Taxes. Buyer and Seller shall split 50/50 all sales and use taxes arising out of the transfer of the Assets.

5.10    Confidentiality. The parties acknowledge that the terms of the Mutual Nondisclosure Agreement between the parties of even date herewith (the “NDA”) shall survive the Closing. Buyer acknowledges that Seller will be required to publicly disclose in a press release and securities law filings this Agreement and the transactions contemplated hereby, and that Seller may have additional disclosures as required by law. Seller agrees to share any such public disclosures with Buyer prior to releasing to the public and to take into account in good faith any of Buyer’s comments to such disclosure. Subject to the foregoing, without the prior consent of the other party hereto, each party hereto shall not, and shall cause its directors, officers, partners, employees, representatives and agents not to, make any press release or similar public statement with respect to this Agreement or the transactions contemplated hereby, or the existence, terms, content or effect of this Agreement or the transactions contemplated hereby or the identity of the Buyer or Seller. From and after the Closing, the Purchased Assets which are defined as “Confidential Information” under the NDA shall be the Confidential Information of Buyer and Seller shall keep such items confidential in accordance with the NDA.

5.11    Excluded Assets. Any Excluded Assets that come into the possession of Buyer or the International Subsidiaries shall be returned to Seller promptly following their discovery.

5.12    Deletion of Software and Source Code. Seller shall retain one copy of the software portion of the Assets, including without limitation the source code relating thereto for the purpose of facilitating the electronic transfer of the software and performing required services under the Transition Services Agreement. Promptly following Seller’s receipt of written notice from Buyer acknowledging that Seller has satisfied its obligation to deliver such software and source code electronically and in any event no later than 120 days following the Closing, Seller shall destroy such copy of such software (including the source code) contained on any Seller’s computer or otherwise in any Seller’s possession or under any Seller’s control.

5.13     Acknowledgement. Seller acknowledges Buyer is hiring employees of Seller (the “Hired Employees”) in connection herewith and Buyer may currently or in the future be developing information or products that in each case relate exclusively to the Business, internally, or receiving information or products from other parties that are similar to Seller’s products or confidential information that in each case relates exclusively to the Business. Seller agrees that Buyer shall not be and is not prohibited from developing, or having developed for it, products, concepts, systems or techniques that are similar or comparably functional to or that compete with the products, services, concepts, systems or techniques of Seller that in each case relate exclusively to the Business contemplated by or embodied in any of Seller’s products or confidential information that in each case relate exclusively to the Business.

ARTICLE 6

INDEMNIFICATION

6.1     Survival. All representations and warranties made by Seller or Buyer in this Agreement shall expire at the Closing and no claims for indemnification related to breaches of representation and warranties hereunder may be brought after such period. The covenants contained in this Agreement shall survive the Closing in accordance with their terms.

6.2    Indemnification by Seller. Each Seller shall jointly and severally indemnify and defend Buyer and its affiliates and their respective shareholders, members, managers, officers, directors, employees, successors and assigns (the “Buyer Indemnitees” and, individually, a “Buyer Indemnitee”) against, and shall hold them harmless from, any and all losses, damages, Liabilities, claims (including third party claims), charges, interest, penalties, taxes, fees, judgments, awards, costs and expenses (including legal, consultant, accounting and other professional fees, and fees and costs incurred in a successful enforcement of the rights under this Article VI) (collectively, “Losses”; provided, however, that “Losses” shall not include punitive damages or exemplary damages, except to the extent actually awarded by a Governmental Authority) based upon, resulting from, arising out of, or incurred by any Indemnitee in connection with, or otherwise in respect to:

(a)     any breach by Seller of any covenant or agreement of Seller or its affiliates contained in the Transaction Documents;

(b)     liabilities of Parent and/or Seller which are not Assumed Liabilities (including Excluded Liabilities).

The indemnification provided by this Section 6.2 shall survive the Closing for a period of 12 months and shall thereafter be of no further force or effect; provided that Seller’s indemnification obligations with respect to the liabilities set forth in Section 6.2(b) shall survive the Closing indefinitely.

6.3     Indemnification by Buyer. Buyer shall indemnify and defend Seller and its affiliates and their respective shareholders, members, managers, officers, directors, employees, successors and assigns (the “Seller Indemnitees” and, individually, a “Seller Indemnitee”) against, and shall hold them harmless from, any and all Losses based upon, resulting from, arising out of, or incurred by any Indemnitee in connection with, or otherwise in respect of:

(a)     any breach by Buyer of any covenant or agreement of the Buyer contained in the Transaction Documents;

(b)     the Assumed Liabilities.

The indemnification provided by this Section 6.3 shall survive the Closing for a period of 12 months and shall thereafter be of no further force or effect; provided that Buyer’s indemnification obligations with respect to the Assumed Liabilities shall survive the Closing indefinitely.

6.4     Indemnification Procedures for Third Party Claims. In the event that a Buyer Indemnitee or Seller Indemnitee (each, an “Indemnitee”) receives notice of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article VI (“Third Party Claim”), the Indemnitee shall promptly notify the party from whom indemnification is sought under Section 6.2 or 6.3, as applicable (the “Indemnifying Party”) in writing (“Notice of Claim”) of such Third Party Claim. Failure or delay in notifying the Indemnifying Party will not relieve the Indemnifying Party of any liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnifying Party with respect to such Third Party Claim. The Notice of Claim shall set forth the amount, if known, or, if not known, a good faith, reasonable estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses), and a description of the basis, facts and circumstances for such Third Party Claim. The Indemnifying Party shall have the right to assume the defense of the Third Party Claim (the “Third Party Defense”), with counsel of its choice by written notice of such assumption delivered to the Indemnified Party within 15 days following the receipt of written notice of the Third Party Claim from the Indemnifying Party; provided, that (i) the Indemnifying Party notifies the Indemnified Party in writing within such 15 day period that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief or are asserted by any Governmental Body, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests, reputation or tax posture of the Indemnified Party, (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently, and (vi) the Third Party Claim was not made by a material customer or material supplier of the Indemnified Party. If the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnitee will provide reasonable cooperation in the Third Party Defense and the Indemnifying Party shall reasonably solicit and consider the input of the Indemnitee. The Indemnifying Party shall only have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim upon the written consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed.

6.5     Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against an Indemnitee, the Indemnitee shall send a Notice of Claim to the Indemnifying Party not later than 30 days after the Indemnitee becomes aware of such Claim; provided that failure to timely provide such notice shall not diminish the Indemnifying Party’s obligations to indemnify the Indemnitee hereunder, except solely to the extent that the Indemnifying Party was actually prejudiced by such failure to timely provide such notice. The Notice of Claim shall set forth the amount, if known, or, if not known, a reasonable estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis, facts and circumstances for such claim. The Indemnifying Party will have 30 days from receipt of such Notice of Claim to dispute the claim in writing and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. Likewise, the Indemnitee shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Claim, and whether and to what extent any amount is payable in respect of the Claim and the Indemnitee shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnitee premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not give written notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be deemed rejected by the Indemnifying Party, in which case the Indemnitee may pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement. In case the Indemnifying Party shall so object in writing within such 30 day period to any claim or claims by Indemnitee made in any Notice of Claim, the Indemnitee shall respond in a written statement to the notice. If there remains a dispute as to any claims, the Indemnifying Party and Indemnitee shall attempt in good faith for 30 days to agree upon the rights of the respective parties with respect to each of such claims.

6.6     Certain Limitations.

(a)     The maximum aggregate liability of Seller with respect to all claims arising out of this Agreement and the transactions contemplated hereby shall be limited to an aggregate of $1,000,000; provided that Seller’s indemnification obligations with respect to the liabilities set forth in Section 6.2(b) shall be uncapped.

(b)     The maximum aggregate liability of Buyer with respect to claims arising out of this Agreement and the transactions contemplated hereby shall be limited to an aggregate of $1,000,000; provided that Buyer’s indemnification obligations with respect to the Assumed Liabilities shall be uncapped.

6.7     Mitigation. No Indemnitee shall have an obligation of mitigation to the Indemnifying Party.

6.8     Purchase Price Adjustment. The parties hereto shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price.

ARTICLE 7

conditions

7.1     Buyer’s Conditions Precedent. The obligations of the Buyer to enter into and complete the Closing are subject, at the option of the Buyer, to the fulfillment on or prior to the Closing Date of the following conditions by the Seller, any one or more of which may be waived by Buyer in writing:

(a)     Representations and Covenants. (i) The representations and warranties of the Seller contained in this Agreement shall be true and correct on and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date), except where the failure of such representations or warranties to be so true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Business, and (ii) Seller shall have performed and complied with the covenants and agreements required by this Agreement to be performed or complied with by it, except where the failure to perform or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business, on or prior to the Closing Date, and Parent shall have delivered to the Buyer a certificate, dated the Closing Date, to the foregoing effect.

(b)    Consents. All approvals, consents and waivers that are listed on Schedule 7.1(b) (Certain Consents) shall have been received, and executed counterparts thereof shall be been delivered to Buyer.

(c)     Transaction Documents. Executed counterparts to the Transaction Documents shall have been delivered to Buyer.

(d)     Settlement. Parent shall have entered into an agreement in full settlement of the claims set forth on Schedule 7.1(a) on terms reasonably satisfactory to Buyer.

7.2     Seller’s Conditions Precedent. The obligations of the Seller to enter into and complete the Closing are subject, at the option of the Seller, to the fulfillment on or prior to the Closing Date of the following conditions by the Buyer, any one or more of which may be waived by Seller in writing:

(a)     Representations and Covenants. (i) The representations and warranties of the Buyer contained in this Agreement shall be true and correct on and as of the Closing Date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct as of that date), except where the failure of such representations or warranties to be so true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Buyer, and (ii) Buyer shall have performed and complied with the covenants and agreements required by this Agreement to be performed or complied with by it, except where the failure to perform or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Buyer, on or prior to the Closing Date, and Buyer shall have delivered to the Seller a certificate, dated the Closing Date, to the foregoing effect.

(b)    Consents. All approvals, consents and waivers that are listed on Schedule 7.2(b) (Certain Consents) shall have been received, and executed counterparts thereof shall be been delivered to Seller.

(c)     Transaction Documents. Executed counterparts to the Transaction Documents shall been delivered to Seller.

(d)     Settlement. Parent shall have entered into an agreement in full settlement of the claims set forth on Schedule 7.1(a) on terms reasonably satisfactory to Buyer.

ARTICLE 8

termination

8.1      Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Parent and Buyer.

8.2     Termination by Buyer. This Agreement may be terminated by Buyer at any time prior to the Closing Date if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement such that the conditions set forth in Section 7.1(a) would not be satisfied and such breach is incapable of being cured, or, if curable, is not cured within twenty business days of the date written notice of such breach or inaccuracy is provided to Seller.

8.3     Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Closing Date if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Buyer set forth in this Agreement such that the conditions set forth in Section 7.2(a) would not be satisfied and such breach is incapable of being cured, or, if curable, is not cured within twenty business days of the date written notice of such breach or inaccuracy is provided to Buyer.

ARTICLE 9

MISCELLANEOUS

9.1     Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile or electronic means, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Buyer, to:

V-Silicon, Inc.

Address:47467 Fremont Blvd.

Fremont, CA 94538

e-mail: thinh_tran@v-silicon.com

With a required copy to:

Harrell Levine P.C.

P.O. Box 10505

San Jose, CA 95157

Facsimile No.: (408) 351-0208

Email: jeff@harrell-levine.com

Attn: Jeffrey S. Harrell

If to Seller, to:

Sigma Designs, Inc.

47467 Fremont Boulevard
Fremont, CA 94538
Facsimile No.: 510.897.0200
Email: elias_nader@sigmadesigns.com
Attn: Chief Financial Officer

With a required copy to:

Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304
Facsimile No.: (650) 233-4545
Email: jim.masetti@pillsburylaw.com
Attn: James J. Masetti

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

9.2     Amendments and Waivers.

(a)     Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Parent and Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)     No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)     To the maximum extent permitted by law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

9.3     Expenses. Except to the extent otherwise expressly provided in this Agreement, each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this agreement are consummated.

9.4     Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written consent of the other party. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

9.5     Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the laws of the State of California, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

9.6     Consent to Jurisdiction. Except as otherwise expressly set forth herein, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located in San Francisco, California over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, Action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, Action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 9.1. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

9.7      Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile, PDF, e-mail or other electronic transmission, all of which shall be considered one and the same agreement (and each of which shall be an original for all purposes) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8     Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Article VI hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

9.9     Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. All Schedules and Exhibits referred to herein, are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral are superseded by this Agreement. If and to the extent there is a conflict among the provisions contained herein and therein, the terms of this Agreement shall control.

9.10     Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

9.11     Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.12     Specific Performance. Buyer and Seller each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

9.13     Warranty Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 3, SELLER DISCLAIMS AND EXCLUDES ALL REPRESENTATIONS AND WARRANTIES AS TO THE PURCHASED ASSETS, WHETHER STATUTORY, EXPRESS OR IMPLIED. WITHOUT LIMITATION, SELLER DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, SUITABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTY AS TO THE CONDITION, DESIGN, WORKMANSHIP OR WORKING ORDER OF ANY OF THE PURCHASED ASSETS, OR THE ABSENCE OF ANY DEFECTS THEREIN. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 3, BUYER IS ACQUIRING THE PURCHASED ASSETS ON AN “AS IS, WHERE IS” BASIS.

9.14    Buyer Acknowledgment. Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the condition (financial and otherwise), results of operations, assets, Liabilities, properties and projected operations of the Business, the Assumed Liabilities and the Purchased Assets and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification. Buyer has relied on the representations and warranties of Seller specifically set forth in Section 3 of this Agreement. Such representations and warranties by Seller constitute the sole and exclusive representations and warranties of Seller and/or its affiliates to Buyer in connection with the transactions contemplated hereby, and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature express or implied (including any relating to the future or historical financial condition, results of operations, assets or Liabilities of the Business, or the quality, quantity or condition of the Purchased Assets or Assumed Liabilities) are specifically disclaimed by Seller. In connection with Buyer’s investigation of the Business, Buyer may have received certain projections, including projected statements of operating revenues and income from operations of the Business and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to Buyer, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, Buyer hereby acknowledges that neither Seller nor any of its respective affiliates is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and that Buyer has not relied on any such estimates, projections or other forecasts or plans.

9.15     Interpretation. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(a)     The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)    When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(c)     The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(d)     A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(e)     Reference to any law means such law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(f)     The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(g)     All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

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Execution Copy

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BUYER V-SILICON, INC.

By:	/s/ Thinh Tran
Name: Thinh Tran Title: CEO

V-SILICON INTERNATIONAL, INC.

By:	/s/ Thinh Tran
Name: Thinh Tran Title: CEO

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SELLER SIGMA DESIGNS, INC.

By:	/s/ Elias Nader
Name:	Elias N. Nader
Title:	Interim CEO & President & CFO

SIGMA DESIGNS TECHNOLOGY SINGAPORE PTE. LIMITED

By:	/s/ Elias Nader
Name:	Elias N. Nader
Title:	Interim CEO & President & CFO

SIGMA DESIGNS TECHNOLOGY NETHERLANDS B.V.

By:	/s/ Elias Nader
Name:	Elias N. Nader
Title:	Interim CEO & President & CFO

SIGMA INTERNATIONAL LIMITED

By:	/s/ Elias Nader
Name:	Elias N. Nader
Title:	Interim CEO & President & CFO

Signature Page to Asset Purchase Agreement